Exhibit 99.1



                             Date:       July 21, 2005
                             Refer to:   (317) 276-2506 - Phil Belt, Lilly
                                         (425) 415-2207 - Lacy Fitzpatrick, ICOS

            Lilly ICOS LLC Reports Results for Second Quarter of 2005
                 - Quarterly net loss narrows to $1.7 million -
        - Worldwide sales of Cialis(R), since launch, exceed $1 billion -

BOTHELL, Wash. and INDIANAPOLIS, Ind. - July 21, 2005 - Lilly ICOS LLC (Lilly
ICOS) (NYSE: LLY and Nasdaq: ICOS) is releasing its financial results for the second quarter ended June 30, 2005. The Company has advanced to the point where it is on the cusp of profitability as a result of sustained sales growth and reductions in marketing and selling expenses. Worldwide sales of Cialis(R) (tadalafil)(1) in the second quarter of 2005 totaled $190.9 million, an increase of 39% compared to $137.2 million in the second quarter of 2004. U.S. sales of Cialis were $71.1 million in the second quarter of 2005, compared to $50.8 million in the second quarter of 2004.

Cialis Net Sales (unaudited):
-----------------------------
(in millions)

                                                  Three Months Ended                 Six Months Ended
                                                       June 30,                          June 30,
                                           --------------------------------  --------------------------------
                                                2005              2004             2005             2004
                                           ---------------    -------------  ---------------   --------------
Lilly ICOS Territories:

     United States                                    71.1           $ 50.8          $ 113.9           $ 83.6

     Europe(2)                                        60.9             45.3            117.2             81.6

     Canada and Mexico                                13.8              8.9             26.0             14.8
                                           ---------------    -------------  ---------------   --------------
        Total Lilly ICOS                             145.8            105.0            257.1            180.0
Lilly Territories                                     45.1             32.2             84.0             65.5
                                           ---------------    -------------  ---------------   --------------
       Worldwide Total                             $ 190.9           $ 137.2         $ 341.1          $ 245.5
                                           ===============    ============== ===============   ==============


"It is exciting that, in 2005, cumulative worldwide sales of Cialis passed the $1 billion mark," stated John Bamforth, Lilly Global Marketing Director. "The progress we have made supports our long-standing belief that men value the benefits that Cialis offers."

--------------------------------
(1) Cialis(R) is a registered trademark of Lilly ICOS LLC. All other trademarks are the property of their respective owners.
(2) Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

Paul Clark, ICOS Chairman, President and CEO stated, "The global launches of Cialis have been successful. Our strategic plan has focused on gaining market share. In the U.S., market share of total prescriptions of Cialis increased 160 basis points in the second quarter of 2005, compared to the previous quarter, to 22.7%.(3) In every major Lilly ICOS market, Cialis has far surpassed Levitra(R) (vardenafil HC1). Additionally, Cialis has passed Viagra(R) (sildenafil citrate) in a number of countries, including France--and is closing in on it in several others. Cialis captured 31.7% of aggregate market share across Europe, Canada and Mexico in May 2005."(4)


Financial Results
-----------------

For the three months ended June 30, 2005, Lilly ICOS reported a net loss of $1.7 million, compared to a net loss of $70.5 million for the three months ended June 30, 2004. The decreased net loss results from an increase of $43.4 million in total revenue, combined with a $25.4 million reduction in total expenses.

Total revenue for the second quarter of 2005 was $154.9 million, compared to $111.4 million for the second quarter of 2004. Revenue for the 2005 period includes $9.0 million in royalties on sales reported by Lilly, compared to $6.4 million in royalty revenue for the second quarter of 2004. The increase in overall Lilly ICOS revenue reflects the continued growth of Cialis in the Lilly ICOS territories since its 2003 introduction, as well as its global expansion in countries where it is sold by Lilly.

In December 2004, Lilly ICOS began to reduce U.S. wholesaler inventories of Cialis to targeted levels and, by early February 2005, was party to new agreements with its U.S. wholesalers. As a result, it is estimated that approximately $27 million of U.S. wholesaler inventory reductions of Cialis occurred during the first quarter of 2005. No significant additional wholesaler inventory reductions are anticipated.

Selling, general and administrative expenses decreased $31.6 million from the second quarter of 2004, to $126.2 million in the second quarter of 2005. The decrease is primarily due to the planned higher level of sales and marketing expenses, in the first half of 2004, following the November 2003 U.S launch of Cialis.

Research and development expenses were $18.4 million in the second quarter of 2005, compared to $15.1 million in the second quarter of 2004. The increase is primarily due to incremental costs associated with pursuing additional indications for tadalafil, including benign prostatic hyperplasia and pulmonary arterial hypertension.

For the six months ended June 30, 2005, Lilly ICOS reported a net loss of $43.4 million, compared to a net loss of $209.3 million for the six months ended June 30, 2004. The decrease is due to increases in Lilly ICOS revenues since the 2003 Cialis launch and a reduction of sales and marketing expenses.

--------------------------------
(3) IMS Health, IMS National Prescription Audit Plus, (based on total prescriptions) April, May and June 2005.
(4) Based on calculations using IMS Health, IMS MIDAS (PDE5 inhibitor tablets from wholesalers to pharmacies) May 2005.

About Lilly ICOS LLC
--------------------

Lilly ICOS LLC, a joint venture equally owned by ICOS Corporation and Eli Lilly and Company, is marketing Cialis for the treatment of erectile dysfunction in North America and Europe.

ICOS Corporation, a biotechnology company headquartered in Bothell, Washington, is dedicated to bringing innovative therapeutics to patients. ICOS is working to develop treatments for serious unmet medical conditions such as benign prostatic hyperplasia, pulmonary arterial hypertension, cancer and inflammatory diseases.

Eli Lilly and Company, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Indiana, Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs.

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the industry, management beliefs and certain assumptions made by the management of ICOS and Lilly. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, competitive, governmental, technological, legal and other factors discussed in the two companies' respective filings with the Securities and Exchange Commission, which may affect the business and prospects of the two companies and Lilly ICOS. Results and the timing and outcome of events may differ materially from those expressed or implied by the forward-looking statements in this press release. More specifically, there can be no assurance that Cialis will achieve commercial success or that competing products will not pre-empt market opportunities that might exist for the product.

The forward-looking statements contained in this press release represent ICOS' and Lilly's judgments as of the date of this release. Neither ICOS nor Lilly undertake any obligation to update any forward-looking statements.


                       --Selected financial data follows--

                                 Lilly ICOS LLC
                Condensed Consolidated Statements of Operations
                                 (in thousands)
                                  (unaudited)


                                                    Three Months Ended                  Six Months Ended
                                                         June 30,                           June 30,
                                            ---------------------------------   --------------------------------
                                                  2005              2004             2005              2004
                                            ---------------    --------------   --------------    --------------
Revenue
  Product sales, net                        $      145,882    $      105,000    $     257,076    $      180,017
  Royalties                                          9,010             6,449           16,800            13,101
                                            ---------------   ---------------   --------------   ---------------
     Total revenue                                 154,892           111,449          273,876           193,118
                                            ---------------   ---------------   --------------   ---------------


Expenses
  Cost of sales                                     11,934             8,982           21,686            15,555
  Selling, general and administrative              126,232           157,838          263,259           352,891
  Research and development                          18,413            15,119           32,287            33,946
                                            ---------------   ---------------   --------------   ---------------
     Total expenses                                156,579           181,939          317,232           402,392
                                            ---------------   ---------------   --------------   ---------------

Net
 loss                                       $       (1,687)   $      (70,490)   $     (43,356)   $     (209,274)
                                            ===============   ===============   ==============   ===============


                                 Lilly ICOS LLC
                          SUMMARIZED OPERATING RESULTS
                                 (in thousands)
                                  (unaudited)


                                                                2005
                                            ---------------------------------------------
                                                 Q1              Q2            TOTAL
                                            --------------  -------------   -------------
Revenue:
   Product sales, net:
      United States                              $ 42,744       $ 71,118       $ 113,862
      Europe                                       56,264         60,925         117,189
      Canada and Mexico                            12,186         13,839          26,025
                                            --------------  -------------   -------------
                                                  111,194        145,882         257,076
   Royalties                                        7,790          9,010          16,800
                                            --------------  -------------   -------------
        Total revenue                             118,984        154,892         273,876
                                            --------------  -------------   -------------
Expenses:
   Cost of sales                                    9,752         11,934          21,686
   Selling, general and administrative            137,027        126,232         263,259
   Research and development                        13,874         18,413          32,287
                                            --------------  -------------   -------------
        Total expenses                            160,653        156,579         317,232
                                            --------------  -------------   -------------
Net loss                                        $ (41,669)      $ (1,687)      $ (43,356)
                                            ==============  =============   =============






                                                                             2004
                                            --------------------------------------------------------------------------
                                                Q1             Q2             Q3              Q4            TOTAL
                                            ------------   ------------   ------------   -------------   -------------
Revenue:
   Product sales, net:
      United States                            $ 32,807       $ 50,768       $ 70,226        $ 52,783       $ 206,584
      Europe                                     36,356         45,301         43,414          52,859         177,930
      Canada and Mexico                           5,854          8,931          9,380          13,063          37,228
                                            ------------   ------------   ------------   -------------   -------------
                                                 75,017        105,000        123,020         118,705         421,742
   Royalties                                      6,652          6,449          6,210           6,809          26,120
                                            ------------   ------------   ------------   -------------   -------------
        Total revenue                            81,669        111,449        129,230         125,514         447,862
                                            ------------   ------------   ------------   -------------   -------------
Expenses:
   Cost of sales                                  6,573          8,982         10,173          10,338          36,066
   Selling, general and administrative          195,053        157,838        123,222         130,398         606,511
   Research and development                      18,827         15,119         17,203          16,169          67,318
                                            ------------   ------------   ------------   -------------   -------------
        Total expenses                          220,453        181,939        150,598         156,905         709,895
                                            ------------   ------------   ------------   -------------   -------------
Net loss                                     $ (138,784)      $(70,490)     $ (21,368)      $ (31,391)      $(262,033)
                                            ============   ============   ============   =============   =============
